Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC.

ANNOUNCES ADDITIONAL SHARE REPURCHASE

Fort Lauderdale, Fla., August 1, 2013 – Universal Insurance Holdings, Inc. (Company) (NYSE MKT: UVE), announced that it has repurchased an additional 350,000 shares of the Company’s common stock from Bradley I. Meier, the Company’s former Chief Executive Officer, at $7.02 per share, in a privately negotiated transaction. As previously announced, the Company has a right of first refusal to purchase shares of the Company’s common stock offered for sale by Mr. Meier through December 31, 2014. The repurchase price represents a discount of 10.7 percent from yesterday’s closing price of the Company’s common stock.

Sean P. Downes, the Company’s President, Chief Executive Officer and a director, stated, “Today’s transaction, together with our other repurchases of common stock during 2013, bring the total number of shares that the Company has repurchased to just over seven million, with a weighted average purchase price of $4.35 per share, which is a substantial discount to the current market price. Through these collective transactions we have reduced our shares of common stock outstanding by approximately 17 percent compared to March 31, 2013. We are pleased to be in a position to add value to our shareholders through these repurchases and believe that the transactions reflect our confidence in the long-term prospects for our Company.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com